EXHIBIT 99.01
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
General
     The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is provided to assist readers in understanding the Company’s financial performance during the periods presented and significant trends which may impact the future performance of the Company. This discussion should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto included elsewhere in this Form 10-K. This discussion includes forward-looking statements that are subject to risks and uncertainties. Actual results may differ materially from the statements we make in this section due to a number of factors that are discussed beginning on page 10.
Company Products and Operations
     The Company is a leading global provider of premium products and services to the oil and gas exploration and production industry. The Company provides a comprehensive line of technologically-advanced products and engineering services, including drilling and completion fluid systems, solids-control and separation equipment, waste-management services, oilfield production chemicals, three-cone and diamond drill bits, turbines, borehole enlargement tools, tubulars, fishing services, drilling tools, underreamers, casing exit and multilateral systems, packers and liner hangers. The Company also offers supply chain management solutions through an extensive North American branch network providing pipe, valves and fittings as well as mill, safety and other maintenance products.
     The Company’s operations are largely driven by the level of exploration and production (“E&P”) spending in major energy-producing regions around the world and the depth and complexity of these projects. Although E&P spending is significantly influenced by the market price of oil and natural gas, it may also be affected by supply and demand fundamentals, finding and development costs, decline and depletion rates, political actions and uncertainties, environmental concerns, the financial condition of independent E&P companies and the overall level of global economic growth and activity. In addition, approximately six percent of the Company’s consolidated revenues relate to the downstream energy sector, including petrochemical plants and refineries, whose spending is largely impacted by the general condition of the U.S. economy.
     Capital investment by energy companies is largely divided into two markets, which vary greatly in terms of primary business drivers and associated volatility levels. North American drilling activity is primarily influenced by natural gas fundamentals, with approximately 80 percent of the current rig count focused on natural gas finding and development activities. Conversely, drilling in areas outside of North America is more dependent on crude oil fundamentals, which influence over three-quarters of international drilling activity. Historically, business in markets outside of North America has proved to be less volatile as the high cost E&P programs in these regions are generally undertaken by major oil companies, consortiums and national oil companies as part of a longer-term strategic development plan. Although 54 percent of the Company’s consolidated revenues were generated in North America during 2007, Smith’s profitability was largely dependent upon business levels in markets outside of North America. The Distribution segment, which accounts for 24 percent of consolidated revenues and primarily supports a North American customer base, serves to distort the geographic revenue mix of the Company’s oilfield business operations. Excluding the impact of the Distribution segment, approximately 60 percent of the Company’s 2007 revenues were generated in markets outside of North America.
     Finally, over the past few years, a number of factors have driven an increase in the importance of national oil companies (NOCs) in the global energy industry. NOCs currently control approximately 80 percent of world oil reserves and account for nearly three-quarters of production. As we look forward, NOCs and their governments will likely have more control over the pace and the manner in which oil and gas resources are developed – which could have implications for Smith and other oilfield service industry participants. We believe we have been successful developing strong business relationships with NOCs, which contribute a sizable portion of our revenues.

Business Outlook
     After experiencing 14 percent compound annual rig count growth in North America over the past five-year period, North American activity levels are forecasted to remain relatively flat during the near-term. Markets outside North America should continue to expand as the increased number of drilling programs in the Eastern Hemisphere, combined with the addition of a number of newbuild offshore rigs scheduled for delivery in 2008 and beyond, contribute to increased customer spending levels.
     Although a number of factors influence forecasted exploration and production spending, the Company’s business is highly dependent on the general economic environment in the United States and other major world economies – which ultimately impacts energy consumption and the resulting demand for our products and services. A global economic slowdown could pare energy demand and adversely impact business volumes across our operations and the future financial results of the Company.

Results of Operations
Segment Discussion
     The Company markets its products and services throughout the world through four business units which are aggregated into three reportable segments: M-I SWACO, Smith Drilling and Evaluation and Distribution. The M-I SWACO segment consists of a majority-owned drilling fluid and environmental services joint venture operation. The Smith Drilling and Evaluation segment reflects two business units: Smith Technologies, a major drill bit industry participant, and Smith Services, a global provider of downhole tools, equipment and related services. Finally, the Distribution segment consists of the Wilson distribution operations and a majority-owned interest in CE Franklin, Ltd., a publicly-traded Canadian distribution company.
     The segment reporting structure has been modified from our historical presentation in order to provide investors with increased visibility into the oilfield business operations. More specifically, the M-I SWACO unit has been separated from our other oilfield business operations and is being reported as a separate segment. Additionally, the Company no longer allocates corporate expenses to the various reporting segments.
     The accompanying revenue information and discussion has been presented by business unit in order to provide additional information in analyzing the Company’s operations. Additionally, the reported operating income for each segment has been determined using an internal management reporting structure and does not include all costs and expenses required to present results on a standalone basis.

	For the Years Ended December 31,
	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Financial Data: (dollars in thousands)
Revenues:
M-I SWACO	$4,422,408	50	$3,573,395	49	$2,682,511	48
Smith Technologies(1)	1,018,578	12	884,616	12	654,611	12
Smith Services(1)	1,191,583	14	929,727	12	641,877	12

Oilfield operations	6,632,569	76	5,387,738	73	3,978,999	72
Distribution operations	2,131,761	24	1,945,821	27	1,600,004	28

Total	$8,764,330	100	$7,333,559	100	$5,579,003	100

Geographic Revenues:
United States:
M-I SWACO	$1,172,448	13	$1,079,441	15	$793,123	14
Smith Drilling and Evaluation	1,223,833	14	930,556	12	600,441	11
Distribution	1,571,525	18	1,374,732	19	1,127,142	20

Total United States	3,967,806	45	3,384,729	46	2,520,706	45

Canada:
M-I SWACO	181,249	2	225,084	3	171,130	3
Smith Drilling and Evaluation	157,443	2	179,037	2	142,782	3
Distribution	432,738	5	487,167	7	399,653	7

Total Canada	771,430	9	891,288	12	713,565	13

Non-North America:
M-I SWACO	3,068,711	35	2,268,870	31	1,718,258	31
Smith Drilling and Evaluation	828,885	10	704,750	10	553,265	10
Distribution	127,498	1	83,922	1	73,209	1

Total Non-North America	4,025,094	46	3,057,542	42	2,344,732	42

Total Revenue	$8,764,330	100	$7,333,559	100	$5,579,003	100

Operating Income:
M-I SWACO	$729,412	16.5	$553,304	15.5	$347,008	12.9
Smith Drilling and Evaluation	619,038	28.0	495,301	27.3	309,303	23.9
Distribution	97,154	4.6	104,730	5.4	66,634	4.2
Corporate and other	(75,807)	*	(73,254)	*	(52,384)	*

Total	$1,369,797	15.6	$1,080,081	14.7	$670,561	12.0

(1)	In 2007, the Company formed the Smith Borehole Enlargement (“SBE”) group, combining various product and service offerings from Smith Technologies and Smith Services. Due to the formation of SBE, prior period revenues were reclassified to conform to the current presentation.

*	Not meaningful

	For the Years Ended December 31,
	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Market Data:
Average Worldwide Rig Count:(1)
United States	1,961	46	1,901	47	1,666	47
Canada	311	7	413	10	408	11
Non-North America	2,009	47	1,747	43	1,517	42

Total	4,281	100	4,061	100	3,591	100

Onshore	3,719	87	3,523	87	3,069	85
Offshore	562	13	538	13	522	15

Total	4,281	100	4,061	100	3,591	100

Average Commodity Prices:
Crude Oil ($/Bbl)(2)	$72.36		$66.25		$56.71
Natural Gas ($/mcf)(3)	7.12		6.98		9.01

(1)	Source: M-I SWACO.

(2)	Average daily West Texas Intermediate (“WTI”) spot closing prices, as quoted by NYMEX.

(3)	Average daily Henry Hub, Louisiana spot closing prices, as quoted by NYMEX.
M-I SWACO Segment
Revenues
     M-I SWACO primarily provides drilling and completion fluid systems, engineering and technical services to the oil and gas industry. Additionally, these operations provide oilfield production chemicals and manufacture and market equipment and services used for solids-control, particle separation, pressure control, rig instrumentation and waste-management. M-I SWACO is significantly influenced by its exposure to the global offshore market, which constitutes 50 percent of the revenue base, and to exploration and production spending for land-based projects outside of North America, which contributes approximately 30 percent of the unit’s revenues. Offshore drilling programs, which accounted for approximately 13 percent of the worldwide rig count in 2007, are generally more revenue-intensive than land-based projects due to the complex nature of the related drilling environment. For the year ended December 31, 2007, M-I SWACO reported revenues of $4.4 billion, an increase of 24 percent over the amounts reported in the 2006 fiscal year. Three-quarters of the revenue improvement was attributable to growth in Eastern Hemisphere markets, largely reflecting a 40 percent increase in offshore business volumes related to new contract awards and increased customer activity in the North Sea, Middle East/Asia and West Africa regions. Western Hemisphere revenues grew 13 percent above the prior year level due to the impact of new land-based contract awards in Mexico and higher customer spending in the deepwater markets of the United States and Brazil. M-I SWACO’s revenues totaled $3.6 billion for the year ended December 31, 2006, an increase of 33 percent over the prior year. Excluding the impact of acquired operations, revenues grew 31 percent over the prior year. Approximately two-thirds of the base revenue increase was generated in markets outside of North America, primarily reflecting new contract awards and increased customer activity in the Europe/Africa and Middle East offshore markets. North American base revenues grew 33 percent above the prior year level, largely attributable to increased investment by exploration and production companies in land-based drilling projects and the impact of price increases implemented in late 2005.
Operating Income
     Operating income for the M-I SWACO segment was $729.4 million, or 16.5 percent of revenues for the year ended December 31, 2007. Operating margins were 1.0 percentage point above the prior year level, reflecting incremental operating margins of 21 percent. The period-to-period improvement was primarily influenced by expansion in the segment’s gross profit margins, attributable to increased business volumes and a favorable product shift associated with higher relative growth experienced in the offshore market. On an absolute dollar basis, fiscal 2007 operating income increased $176.1 million over the prior year, largely attributable to the impact of higher revenue volumes on reported gross profit, partially offset by growth in variable-based operating expenses associated with the expanding business base. For the 2006 fiscal year, operating income for the M-I SWACO segment was $553.3 million, or 15.5 percent of revenues. Segment operating margins were 2.6 percentage points above the prior year level, with incremental operating income approximating 23 percent of revenues. The operating margin improvement was predominantly driven by increased business volumes, but was also influenced by the higher mix of premium fluid revenues and pricing initiatives. To a lesser extent, the margin improvement was attributable to improved fixed cost coverage in sales and administrative functions. On an absolute dollar basis, fiscal 2006 operating income increased $206.3 million over the prior year, largely attributable to the impact of a 33 percent increase in business volumes on gross profit, mitigated by higher variable-based operating expenses.
Smith Drilling and Evaluation Segment
Revenues
     Smith Technologies designs and manufactures three-cone and diamond drill bits, turbines and borehole enlargement tools for use in the oil and gas industry. Due to the nature of its product offerings, revenues for these operations typically correlate more closely to the rig count than any of the Company’s other businesses. For the year ended December 31, 2007, Smith Technologies reported revenues of $1.0 billion, an increase of 15 percent over the prior year — significantly above the comparable five percent growth in worldwide activity levels. Approximately 60 percent of the year-over-year revenue growth was reported outside North America, driven by significant growth in demand for borehole enlargement products, strong three-cone drill bit sales volumes in Europe/Africa and, to a lesser extent, increased activity levels. Revenue growth in North America compared favorably to the prior year and the corresponding change in activity levels, largely reflecting the influence of improved diamond bit rental volumes and improved market penetration for three-cone products in the United States. For the year ended December 31, 2006, Smith Technologies reported revenues of $884.6 million, an increase of 35 percent over the prior year level. The majority of the revenue increase was reported by the Western Hemisphere operations, influenced by higher U.S. land-based drilling activity, improved pricing and, to a lesser extent, strong demand for turbine products in the Latin America market. Revenues generated in the Eastern Hemisphere region increased 35 percent, contributing one-third of the revenue improvement over the prior year. The year-over-year increase reflects growth in the Middle East, Former Soviet Union and the North Sea area, attributable to new contract awards and improved market penetration.
     Smith Services manufactures and markets products and services used in the oil and gas industry for drilling, work-over, well completion and well re-entry. Smith Services’ revenues are heavily influenced by the complexity of drilling projects, which drive demand for a wider range of its product offerings. In recent years, growth in the number of U.S. land-based drilling programs has resulted in strong demand for additional rigs and related drilling equipment, including the Company’s premium tubular products and drill pipe. Excluding the impact of tubular sales volumes, revenues for Smith Services are relatively balanced between North America and the international markets. Smith Services revenues totaled $1.2 billion for the year ended December 31, 2007, up 28 percent from the 2006 level. Approximately two-thirds of the year-over-year revenue growth was attributable to increased demand for tubular products, predominantly in the United States. Excluding the impact of tubular product sales and rentals, business volumes rose 15 percent from the prior year — favorably impacted by increased demand for high-performance drilling, fishing and remedial products and services, including the hydra-jar® tool, in the U.S. and North Sea markets. For the year ended December 31, 2006, Smith Services reported revenues of $929.7 million, 45 percent above the 2005 fiscal year. The year-over-year revenue growth was significantly influenced by increased demand for tubular products in the U.S. market. Excluding the impact of tubular product sales, business volumes increased 24 percent above the prior year. The majority of the non-tubular business growth was reported in North America, reflecting increased customer demand for premium remedial product and service lines. The revenue growth in markets outside of North America was driven by increased demand for remedial product offerings, primarily in the Middle East, North Sea and Former Soviet Union regions.

Operating Income
     Operating income for the Smith Drilling and Evaluation segment was $619.0 million, or 28.0 percent of revenues for the year ended December 31, 2007. The segment operating margins were 70 basis points above the prior year level, reflecting incremental operating margins of approximately 31 percent. The period-to-period operating margin increase was experienced in the Smith Services operations, influenced by improved business volumes, pricing initiatives and intrasegment borehole enlargement royalties, which contributed to growth in the underlying gross profit margins. The 2.5 percentage point improvement in Smith Services’ year-over-year profitability levels was partially offset by the financial performance of the Smith Technologies operations. The recognition of incremental costs associated with a technology licensing agreement entered into in September 2006 and, to a lesser extent, increased demand for borehole enlargement tools, which generate intrasegment royalty charges and, therefore, carry lower comparable margins, contributed to Smith Technologies’ margin performance. For the 2006 fiscal year, operating income for the Smith Drilling and Evaluation segment was $495.3 million, or 27.3 percent of revenues. The reported operating income for the segment includes $220.8 million of earnings attributable to the Smith Services unit. Segment operating margins were 3.4 percentage points above the prior year level, with incremental operating income approximating 36 percent of revenues. The majority of the period-to-period operating margin improvement was experienced in the Smith Services unit which, due to its significant tubular business content, has generated higher comparable revenue growth rates than the Smith Technologies operations. The 4.6 percentage point increase in Smith Services’ year-over-year profitability levels was primarily influenced by gross margin expansion, reflecting higher revenue volumes and improved rental tool fleet utilization. The Smith Technologies’ unit also reported increased year-over-year profitability levels associated with higher demand for drill bit product offerings and improved product pricing.
Distribution Segment
Revenues
     Wilson markets pipe, valves and fittings, as well as mill, safety and other maintenance products to energy and industrial markets, primarily through an extensive network of supply branches in the United States and Canada.  The segment has the most significant North American revenue exposure of any of the Company’s operations with 94 percent of Wilson’s 2007 revenues generated in those markets.  Moreover, approximately 25 percent of Wilson’s revenues relate to sales to the downstream energy sector, including petrochemical plants and refineries, whose spending is largely influenced by the general state of the U.S. economic environment.  Additionally, certain customers in this sector utilize petroleum products as a base material and, accordingly, are adversely impacted by increases in crude oil and natural gas prices. For the year ended December 31, 2007, Wilson reported revenues of $2.1 billion, 10 percent above the 2006 fiscal year.  The revenue growth was reported by the energy operations, influenced by higher U.S. drilling activity levels and increased line pipe project spending. The impact of lower Canadian business volumes during 2007, related to the corresponding decline in drilling activity levels, was substantially offset by project-related spending in Europe/Africa. For the year ended December 31, 2006, Wilson reported revenues of $1.9 billion, 22 percent above the prior year.  Two-thirds of the revenue growth was generated by the upstream energy operations, reflecting higher spending by exploration and production companies associated with increased North American drilling and completion activity and the impact of new contract awards.  Industrial and downstream sales volumes grew 13 percent, influenced by increased customer spending related to line pipe projects.

Operating Income
     Operating income for the Distribution segment in fiscal 2007 was $97.2 million, or 4.6 percent of revenues.  Segment operating margins deteriorated 80 basis points, reflecting the impact on gross profit of an increased proportion of line pipe and international project business volumes, which carry relatively lower margins, and the influence of the year-over-year decline in Canadian drilling activity levels. On an absolute dollar basis, operating income was $7.6 million below the amount reported in 2006, largely due to the impact of the unfavorable business mix on gross profit and higher variable-based operating expenses. For the year ended December 31, 2006, operating income for the Distribution segment in fiscal 2006 was $104.7 million, or 5.4 percent of revenues.  The operating margin improvement of 1.2 percentage points reflects lower operating expenses as a percentage of revenues and, to a lesser extent, gross margin expansion.  Incremental operating income was 11 percent of revenues, with the majority of the growth attributable to the energy sector operations, influenced by increased coverage of fixed sales and administrative costs.  On an absolute dollar basis, segment operating income was $38.1 million above the amount reported in 2005, impacted by a 22 percent increase in revenue volumes on the segment’s reported gross profit, partially offset by higher variable-based operating expenses.
Consolidated Discussion
     For the periods indicated, the following table summarizes the consolidated results of operations of the Company and presents these results as a percentage of total revenues (dollars in thousands):

	For the Years Ended December 31,
	2007		2006		2005
	Amount	%	Amount	%	Amount	%
Revenues	$8,764,330	100	$7,333,559	100	$5,579,003	100

Gross profit	2,855,657	33	2,344,271	32	1,685,138	30

Operating expenses	1,485,860	17	1,264,190	17	1,014,577	18

Operating income	1,369,797	16	1,080,081	15	670,561	12

Interest expense	69,990	1	62,967	1	44,446	1
Interest income	(4,068)	—	(2,982)	—	(1,692)	—

Income before income taxes and minority interests	1,303,875	15	1,020,096	14	627,807	11

Income tax provision	408,471	5	326,674	4	202,743	4

Minority interests	248,353	3	191,416	3	122,759	2

Net income	$647,051	7	$502,006	7	$302,305	5

2007 versus 2006
     Consolidated revenues increased to $8.8 billion for the year ended December 31, 2007, 20 percent above the prior year. Oilfield business volumes contributed more than 85 percent of the revenue increase – influenced by significant growth in offshore business volumes outside North America and the impact of new land-based contracts in Latin America and the Former Soviet Union. To a lesser extent, the year-over-year revenue expansion reflects higher demand for tubular and drill bit products in the United States.

     Gross profit totaled $2.9 billion, or 33 percent of revenues, 60 basis points above the gross profit margins generated in the 2006 fiscal year. The results reflect improved oilfield business margins and, to a lesser extent, an increased proportion of oilfield revenues, which generate higher comparable margins. On an absolute dollar basis, gross profit was $511.4 million, or 22 percent, above the prior year primarily reflecting the increased sales volumes in the oilfield operations.
     Operating expenses, consisting of selling, general and administrative expenses increased $221.7 million from the amount reported in 2006; however, as a percentage of revenues decreased 30 basis points. Improved fixed cost coverage in the general and administrative functions accounted for the operating expense percentage decline. The majority of the absolute dollar increase was attributable to variable-related costs associated with the improved business volumes, including increased investment in personnel and infrastructure.
     Net interest expense, which represents interest expense less interest income, totaled $65.9 million in 2007. Net interest expense increased $5.9 million from the prior year, influenced by the inclusion of certain acquisition-related borrowings in the later half of 2006.
     The effective tax rate approximated 31 percent, approximately 70 basis points below the prior year level. The favorable comparison to the 2006 effective rate, as well as the U.S. statutory rate, was influenced by the higher proportion of M-I SWACO’s U.S. partnership earnings and lower state income tax accrual rates. Based on the structure of M-I SWACO’s U.S. operations, the minority partner is directly responsible for taxes on its share of U.S. partnership earnings. Accordingly, the Company properly consolidates the pretax income related to the minority partner’s share of U.S. partnership earnings but excludes the related tax provision.
     Minority interest expense reflects the portion of the results of majority-owned operations which are applicable to the minority interest partners. Minority interest expense totaled $248.4 million in 2007, a $56.9 million increase from the prior year. The year-over-year increase primarily reflects the improved profitability levels in the M-I SWACO joint venture.
2006 versus 2005
     Consolidated revenues increased to $7.3 billion for the year ended December 31, 2006, 31 percent above the prior year. The majority of the year-over-year revenue growth was reported in the oilfield businesses attributable to a combination of higher worldwide drilling activity, a favorable product and business mix and, to a lesser extent, improved pricing. On a geographic basis, two-thirds of the revenue improvement was generated in the Western Hemisphere market, which accounted for the majority of the year-over-year increase in drilling activity levels. The year-over-year revenue variance was also driven by the strength in the Company’s international operations which reported a 33 percent increase in revenues.
     Gross profit totaled $2.3 billion, or 32 percent of revenues, two percentage points above the gross profit margins generated in 2005. Although the margin expansion was largely driven by the impact of increased sales volumes on fixed manufacturing and service infrastructure costs, an improved business mix and product pricing also had a favorable effect. On an absolute dollar basis, gross profit was $659.1 million above the prior year period primarily reflecting the increased sales volumes in the oilfield business operations.
     Operating expenses, consisting of selling, general and administrative expenses increased $249.6 million from the amount reported in the 2005 fiscal year; however, as a percentage of revenues decreased 95 basis points. Improved fixed cost coverage in the sales and administrative functions accounted for the operating expense percentage decline. The majority of the absolute dollar increase was attributable to variable costs directly associated with the improved business volumes, including increased investment in personnel and infrastructure. To a lesser extent, increased employee profit-sharing amounts directly attributable to the reported profitability levels, incremental operating expenses of acquired operations and stock-based compensation expense also contributed to the year-over-year operating expense growth.

     Net interest expense, which represents interest expense less interest income, totaled $60.0 million in 2006. Net interest expense increased $17.2 million from the 2005 level reflecting higher average debt levels in 2006 due to borrowings related to the financing of several acquisitions and, to a lesser extent, an increase in variable interest rates.
     The effective tax rate approximated 32 percent, partially impacted by the settlement of a U.S. tax audit that resulted in the release of certain deferred tax reserves during the second quarter of 2006. Excluding the tax settlement, the effective rate was comparable to the level reported in the prior year, but below the U.S. statutory rate due to the impact of M-I SWACO’s U.S. partnership earnings for which the minority partner is directly responsible for its related income taxes. The Company properly consolidates the pretax income related to the minority partner’s share of U.S. partnership earnings but excludes the related tax provision.
     Minority interest expense reflects the portion of the results of majority-owned operations which are applicable to the minority interest partners. Minority interest expense totaled $191.4 million in 2006, a $68.7 million increase from 2005. The year-over-year increase primarily reflects the higher profitability of the M-I SWACO joint venture and, to a lesser extent, improved earnings reported by CE Franklin Ltd.
Liquidity and Capital Resources
General
     At December 31, 2007, cash and cash equivalents equaled $158.3 million. During 2007, the Company generated $688.5 million of cash flows from operations, which is $410.0 million above the amount reported in 2006. The year-over-year improvement is attributable to lower comparable working capital investment, associated with slower growth in global drilling activity, combined with higher profitability levels experienced in the Company’s oilfield business operations.
     In 2007, cash flows used in investing activities totaled $347.6 million, primarily consisting of amounts required to fund capital expenditures and, to a lesser extent, acquisitions. The Company invested $310.8 million in property, plant and equipment, net of cash proceeds associated with certain asset disposals. Acquisition funding, which largely related to the purchase of D.S.I. Inspection Services, Inc. and CE Franklin’s acquisition of Jen Supply Ltd., resulted in cash outflows of $53.5 million.
     Projected net capital expenditures for 2008 are forecasted to total $325 million, relatively consistent with spending levels reported for 2007. The majority of the forecasted expenditures relate to routine additions of rental tool and manufacturing equipment to support the Company’s business operations and maintain the existing capital equipment base.
     Cash flows used in financing activities totaled $265.8 million in 2007. The Company’s strong operating cash flow performance enabled the funding of investing activities and $159.6 million of combined share repurchases and dividend payments, while still having sufficient availability to repay $103.5 million of outstanding borrowings under various loan agreements.
     The Company’s primary internal source of liquidity is cash flow generated from operations. Cash flow generated from operations is primarily influenced by the level of worldwide drilling activity, which affects profitability levels and working capital requirements. Capacity under revolving credit agreements is also available, if necessary, to fund operating or investing activities. As of December 31, 2007, the Company had $245.0 million drawn and $4.5 million of letters of credit issued under various U.S. revolving credit facilities, resulting in $170.5 million of capacity available for future operating or investing needs. The Company also has revolving credit facilities in place outside of the United States, which are generally used to finance local operating needs. At the end of fiscal 2007, the Company had available borrowing capacity of $164.1 million under the non-U.S. borrowing facilities.

     The Company’s external sources of liquidity include debt and equity financing in the public capital markets, if needed. The Company carries an investment-grade credit rating with recognized rating agencies, generally providing the Company with access to debt markets. The Company’s overall borrowing capacity is, in part, dependent on maintaining compliance with financial covenants under the various credit agreements. As of December 31, 2007, the Company was well within the covenant compliance thresholds under its various loan indentures, as amended, providing the ability to access available borrowing capacity. Management believes funds generated by operations, amounts available under existing credit facilities and external sources of liquidity will be sufficient to finance capital expenditures and working capital needs of the existing operations for the foreseeable future.
     Management continues to evaluate opportunities to acquire products or businesses complementary to the Company’s operations. Additional acquisitions, if they arise, may involve the use of cash or, depending upon the size and terms of the acquisition, may require debt or equity financing.
     The Company makes regular quarterly distributions under a dividend program. On February 6, 2008, the Company’s Board of Directors increased the quarterly cash dividend to $0.12 per share. The current annualized payout of approximately $96 million is expected to be funded with cash flows from operations and, if necessary, amounts available under existing credit facilities. The level of future dividend payments will be at the discretion of the Company’s Board of Directors and will depend upon the Company’s financial condition, earnings, cash flows, compliance with certain debt covenants and other relevant factors.
     The Company’s Board of Directors has authorized a share buyback program that allows for the repurchase of up to 20 million shares of the Company’s common stock, subject to regulatory issues, market considerations and other relevant factors. As of December 31, 2007, the Company had 15.7 million shares remaining under the current authorization. Future repurchases under the program may be executed from time to time in the open market or in privately negotiated transactions and will be funded with cash flows from operations or amounts available under existing credit facilities.
     The Company believes it has sufficient existing manufacturing capacity to meet current demand for its products and services. Additionally, inflation has had a modest impact on the Company’s financial results in the three most recent fiscal years, with the Company experiencing escalation in wages, transportation costs and, to some extent, petrochemical and other commodity prices during 2007. The Company expects to be able to continue to offset the impact of future cost inflation through productivity gains and pricing initiatives.
     The Company has not engaged in off-balance sheet financing arrangements through special purpose entities, and the consolidation of the Company’s minority ownership positions would not result in an increase in reported leverage ratios. The Company has no contractual arrangements in place that could result in the issuance of additional shares of the Company’s common stock at a future date other than the Company’s stock-based compensation program, which is discussed in Note 1, “Summary of Significant Accounting Policies,” and Note 14, “Long-Term Incentive Compensation.”

Contractual Obligations, Commitments and Contingencies
Contractual Obligations
     The following table summarizes the Company’s debt maturities, estimated interest on fixed rate long-term debt and future minimum payments under non-cancelable operating leases having initial terms in excess of one year as of December 31, 2007 (in thousands):

		Amount of Commitment Expiration per Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt maturities	$985,105	$139,481	$298,060	$272,797	$274,767
Interest on fixed rate long-term debt	186,657	31,350	62,700	34,857	57,750
Operating lease commitments	317,053	72,775	91,449	45,523	107,306

Total	$1,488,815	$243,606	$452,209	$353,177	$439,823

     Amounts related to commitments under capital lease agreements, purchase obligations and other long-term liabilities reflected in the accompanying consolidated balance sheet, including pension and other postretirement obligations, have been excluded from the above table due to immateriality.
     Moreover, the required disclosure related to the Company’s $45.9 million of liabilities associated with uncertain tax positions has been omitted from the above table. Due to the complex application of tax regulations, combined with our inability to predict when tax audits in various jurisdictions may be concluded, the Company is unable to reasonably estimate the timing of cash settlements, if any, related to its uncertain tax positions.
Standby Letters of Credit
     In the normal course of business with customers, vendors and others, the Company is contingently liable for performance under standby letters of credit and bid, performance and surety bonds. Certain of these outstanding instruments guarantee payment to insurance companies which reinsure certain liability coverages of the Company’s insurance captive. Excluding the impact of these instruments, for which $17.8 million of related liabilities are reflected in the accompanying consolidated balance sheet, the Company was contingently liable for approximately $136.2 million of standby letters of credit and bid, performance and surety bonds at December 31, 2007. Management does not expect any material amounts to be drawn on these instruments.
Insurance
     The Company maintains insurance coverage for various aspects of its business and operations. The Company has elected to retain a portion of losses that occur through the use of deductibles and retentions under its insurance programs. Amounts in excess of the self-insured retention levels are fully insured to limits believed appropriate for the Company’s operations. Self-insurance accruals are based on claims filed and an estimate for claims incurred but not reported. While management believes that amounts accrued in the accompanying consolidated financial statements are adequate for expected liabilities arising from the Company’s portion of losses, estimates of these liabilities may change as circumstances develop.
Litigation
     The Company is a defendant in various legal proceedings arising in the ordinary course of business. In the opinion of management, these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

Environmental
     The Company routinely establishes and reviews the adequacy of reserves for estimated future environmental clean-up costs for properties currently or previously operated by the Company.
     As of December 31, 2007, the Company’s environmental reserve totaled $7.6 million. This amount reflects the future undiscounted estimated exposure related to identified properties, without regard to indemnifications from former owners. While actual future environmental costs may differ from estimated liabilities recorded at December 31, 2007, the Company does not believe that these differences will have a material impact on the Company’s consolidated financial position, results of operations or cash flows.
Critical Accounting Policies and Estimates
     The discussion and analysis of financial condition and results of operations are based upon the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates its estimates on an on-going basis, based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.
     The Company believes the following describes significant judgments and estimates used in the preparation of its consolidated financial statements:
Allowance for doubtful accounts. The Company extends credit to customers and other parties in the normal course of business. Management regularly reviews outstanding receivables and provides for estimated losses through an allowance for doubtful accounts. In evaluating the level of established reserves, management makes judgments regarding the parties’ ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required.
Inventory reserves. The Company has made significant investments in inventory to service its customers around the world. On a routine basis, the Company uses judgments in determining the level of reserves required to state inventory at the lower of cost or market. Management’s estimates are primarily influenced by technological innovations, market fundamentals and the physical condition of products. Changes in these or other factors may result in adjustments to the carrying value of inventory.
Goodwill. The Company has acquired a number of operations during the past decade, which has resulted in the recording of a material amount of goodwill. Under SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company is required to perform an annual goodwill impairment evaluation, which is largely influenced by future cash flow projections. Estimating future cash flows of the Company’s operations requires management to make judgments about future operating results and working capital requirements. Although the majority of the goodwill relates to the Company’s oilfield business operations, $51.5 million of goodwill relates to Distribution transactions. Changes in cash flow assumptions or other factors that negatively impact the fair value of the operations would influence the evaluation and may result in the determination that a portion of the goodwill is impaired when the annual analysis is performed.

Self-Insurance. The Company maintains insurance coverage for various aspects of its business and operations. The Company retains a portion of losses that occur through the use of deductibles and retentions under self-insurance programs. Management regularly reviews estimates of reported and unreported claims and provides for losses through insurance reserves. As claims develop and additional information becomes available, adjustments to loss reserves may be required.
Income taxes. Deferred tax assets and liabilities are recognized for differences between the book basis and tax basis of the net assets of the Company. In providing for deferred taxes, management considers current tax regulations, estimates of future taxable income and available tax planning strategies. In certain cases, management has established reserves to reduce deferred tax assets to estimated realizable value. If tax regulations, operating results or the ability to implement tax planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. The Company recognizes tax benefits related to uncertain tax positions when, based on technical merits, it is more likely than not the respective positions will be sustained on examination by the taxing authorities. Adjustments to the recorded liabilities for uncertain tax positions may be required pursuant to the ultimate settlement of an income tax audit, the refinement of an estimate in light of changes to any facts or circumstances, or the expiration of a statute of limitations.
Environmental Obligations. The Company records liabilities for environmental obligations when remedial efforts are probable and the costs can be reasonably estimated. Management’s estimates are based on currently enacted laws and regulations. As more information becomes available or environmental laws and regulations change, such liabilities may be required to be adjusted. Additionally, in connection with acquisitions, the Company generally obtains indemnifications from the seller related to environmental matters. If the indemnifying parties do not fulfill their obligations, adjustments of recorded amounts may be required.
Recent Accounting Pronouncements
     From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) that are adopted by the Company as of the specified effective date.
     In December 2007, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) establishes accounting and disclosure requirements for business combinations including the recognition and measurement of assets acquired, liabilities assumed, and any noncontrolling ownership interest purchased in a transaction. SFAS 141(R) also sets forth new guidance regarding the treatment of transaction-related costs and establishes additional disclosure requirements that will enable users to evaluate the nature and financial effects of business combinations. We are currently evaluating the provisions of SFAS 141(R) which are effective, and will be adopted by the Company, on January 1, 2009.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”) which addresses the accounting and disclosure requirements for subsidiaries which are not wholly-owned. Under SFAS 160, the Company will be required to classify the minority interest liability reflected in the accompanying consolidated balance sheet as a component of stockholders’ equity. Moreover, the Company will be required to present net income attributable to the Company and the minority partners’ ownership interest separately on the consolidated statement of operations. We are currently evaluating the provisions of SFAS 160 which are effective, and will be adopted by the Company, on January 1, 2009 to determine any additional impact on the Company’s consolidated financial statements.
     Management believes the impact of other recently issued standards, which are not yet effective, will not have a material impact on the Company’s consolidated financial statements upon adoption.